UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 4, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 0-32593

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Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma                                                                                                     73-1599600

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

115 West 7th Street, Suite 1400, Fort Worth, Texas 76102

(Address of principal executive offices)

  (877) 329-8388

(Issuer's telephone number, including area code)

Item 3.02    Unregistered Sale of Equity Securities

    On or about August 4, 2005, Wentworth Energy, Inc. ("Wentworth" or the "Company") issued 9,000 shares of its restricted common stock as compensation for services rendered to the Company pursuant to a consulting agreement, dated December 1, 2004.  These shares were issued at a price of $0.25 per share and under the auspices of Rule 4(2).

    On or about August 4, 2005, the Company issued 15,000 shares of its restricted common stock pursuant to the terms of a June 1, 2005 investor relations agreement.  These shares were calculated at a price of $0.25 per share and were issued under the auspices of Regulation S as issuances to a non-U.S. person.

    On or about August 4, 2005, the Company issued 400,000 shares of its restricted common stock pursuant to the terms of a June 1, 2005 investor relations agreement.  The shares were issued at a price of $0.25 per share and under the auspices of Rule 4(2).

     On or about August 4, 2005, the Company issued 20,833 shares of its restricted common stock pursuant to the terms of a June 16, 2005 investor relations agreement. The shares were issued at a price of $0.25 per share and under the auspices of Rule 4(2).

    On or about August 4, 2005, the Company issues 180,000 to six (6) shareholders of Wentworth Oil & Gas who were exchanging shares of Wentworth Oil & Gas, Inc. for shares of the Company's common stock pursuant to the Share Exchange Agreement between the Company and Wentworth Oil & Gas, Inc.

    On or about August 4, 2005, the Company issued 6,000 shares of its restricted common stock as a bonus on a convertible note investment.  The total number of shares was calculated at a price of $0.25 per share and were issued under the auspices of Regulation S as issuances to a non-U.S. person.

    No commissions were paid for any of the above listed sales.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2005

WENTWORTH ENERGY, INC.

/s/ John G. Punzo

     John G. Punzo,

     President